Exhibit 99.1

PRESS RELEASE

Mattia Caprioli of KKR Joins RigNet Board

HOUSTON – October 31, 2013 – RigNet, Inc. (NASDAQ: RNET) a leading global provider of managed remote communications solutions to the oil and gas industry, today announced that Mattia Caprioli has been elected to its board of directors, increasing the board membership from nine to ten directors.

Mr. Caprioli is a Member of Kohlberg Kravis Roberts & Co. (KKR). He is responsible for its Business Services industry team in Europe. Since joining KKR in 2001, Mr. Caprioli has played a significant role in many investments including Legrand, Toys ‘R’ Us, Alliance Boots, Inaer and Bond (now Avincis). Currently, Mr. Caprioli serves on the board of directors of Alliance Boots (2007-present) and Avincis (2010-present). Prior to joining KKR, Mr. Caprioli was with Goldman Sachs International in London, where he was involved in a broad array of mergers, acquisitions and financings across a variety of industries. He holds a M.Sc., summa cum laude, from L. Bocconi University, Milan, Italy.

“We are extremely pleased to have Mattia join our board” said Jim Browning, RigNet’s chairman. “He has a diverse international background with a deep expertise across many business services that will be of great value to our board and company.”

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,100 remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Investor Contact:
Marty Jimmerson	Tel: +1 (281) 674-0118
Chief Financial Officer, RigNet	investor.relations@rig.net

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net